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                                                                   EXHIBIT 99.3





FOR IMMEDIATE RELEASE

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
Contacts:
Theodore Gillette                   Richard Welch                      Heidi Hart
Chairman, President and CEO         Chief Financial Officer            Investor Relations
Vision Twenty-One, Inc.             Vision Twenty-One, Inc.            Vision Twenty-One, Inc.
727-545-4300 ext. 2103              727-545-4300 ext. 2118             727-545-4300 ext. 2124

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            VISION TWENTY-ONE ANNOUNCES THE ADDITION OF MARTIN STEIN
                           TO THE BOARD OF DIRECTORS


Largo, FL - October 14, 1998 - Vision Twenty-One, Inc. (Nasdaq: EYES), an eye care management company, has named Martin Stein to the board of directors, filling a recent vacancy created by the decision of Herbert Pegues, M.D. to devote substantially all of his time to his own business interests.

Martin Stein, a successful Milwaukee retailer and real estate developer, was chairman and founder of Stein Drugs and Eye Care One Corp. Stein Drugs was sold to Walgreen Co. in 1979 and Eye Care One Corp., the parent company of Stein Optical, was merged with Vision Twenty-One in March 1998. Mr. Stein currently serves as director for NORTHWESTERN MUTUAL LIFE SERIES FUND and MASON STREET FUNDS, KOSS CORPORATION board, UNIVERSITY OF WISCONSIN FOUNDATION board and the UNITED JEWISH APPEAL (UJA ) board, of which he is a past national Chairman of the Board. Mr. Stein is also an active member of many civic organizations within the Milwaukee area including BOYS AND GIRLS CLUB OF GREATER MILWAUKEE and the HUNGER TASK FORCE OF MILWAUKEE.

Theodore Gillette, Chairman, President and CEO of Vision Twenty-One, Inc., stated, "The board of directors unanimously voted for the addition of Martin Stein to the board. Martin is a uniquely qualified director who has a strong track record of success in business, corporate governance and philanthropy. We look forward to his contributions to Vision Twenty-One's leadership in the eye care industry. We are regretful to see Dr. Pegues relinquish his responsibilities from the board, but we appreciate his hard work and contributions over the last two years."

Vision Twenty-One, Inc., provides a wide range of management and administrative services to its LADS, which are designed to provide for integrated networks of optometrists, ophthalmologists, refractive surgery centers, ambulatory surgery centers and retail optical centers which offer the full continuum of eye care services in local markets served by the Company. Additionally, Vision Twenty-One holds approximately 100 managed care contracts covering an estimated
5.0 million exclusively contracted patient lives. The Company has approximately 5,800 affiliated eye care professionals that deliver eye care services to these patients in 40 LADS located in 27 states. In addition, the Company has approximately 6,200 eye care professionals available for potential managed care business in future markets.



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